Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT  (hereinafter referred to as the “Agreement”) is entered into effective January 1, 2011 between Coastway Community Bank (hereinafter referred to as the “Bank”) and William A. White (hereinafter referred to as the “Executive”) (the Bank and the Executive being individually referred to herein as a “Party” and being collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Bank desires to employ the Executive as its President and Chief Executive Officer under such non-exclusive terms and conditions as are set forth herein and as may be revised or modified from time to time; and

WHEREAS, the Executive desires to serve the Bank as its President and Chief Executive Officer pursuant to the terms set forth herein; and

WHEREAS, the Parties entered into an Employment Agreement as of January 1, 2007, which Employment Agreement was amended pursuant to an Amendment to the Employment Agreement dated January 17, 2008 (together, the “Prior Agreement”); and

WHEREAS, prior to July 1, 2009, the Bank was a credit union and the Parties wish to clarify that the Executive has remained employed by the Bank pursuant to the Prior Agreement through the date this Agreement is executed by the Parties, and that the Executive shall remain employed by the Bank under the terms and conditions set forth herein following the date this Agreement is executed by the Parties; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             EMPLOYMENT

1.1          The Bank employs the Executive as President and Chief Executive Officer of the Bank and the Executive accepts that employment upon the terms and conditions set forth herein.  The Executive shall report to the Bank’s Board of Directors (the “Board”), and shall perform the duties of President and Chief Executive Officer under the supervision and direction of the Board.  The Executive shall be bound by and follow the established rules and policies of the Bank unless expressly agreed to otherwise herein.

2.             EMPLOYMENT TERM

2.1          Subjection to the termination provisions set forth below, this Agreement shall be effective as of January 1, 2011 and shall remain in effect until expiration on December 31, 2015.  In the absence of any written notice from either Party to the other Party at least thirty (30) days prior to December 31 of each year of the notifying Party’s intention to either terminate or not renew the Agreement, the Agreement shall be automatically renewed for an additional one year under the same terms and conditions as contained in the Agreement then in force.  Example:  In the absence of the written notice provided for herein by December 1, 2011, the Agreement will be renewed for an additional one (1) year, will have a remaining term of five (5) years, and will remain in full force and effect until December 31, 2016; if, in the alternative, the written notice provided for herein is given by December 1, 2011, then the Agreement will not be renewed for an additional one (1) year, will have a remaining term of four (4) years, and will remain in full force and effect until the then-current expiration date of December 31, 2015.  Prior to each notice period for non-renewal, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

3.             EXECUTIVE’S RESPONSIBILITIES

3.1          During the original and any renewed term of this Agreement, and except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full time and energy to the business and affairs of the Bank, and shall use his best efforts to promote the interests of the Bank, except as otherwise agreed to by the Executive and the Board.

3.2          The Executive shall have the responsibility and authority to supervise and direct the management and administration of all facets of the operation of the Bank, except as specifically denoted in other parts of this Agreement, prescribed policy limits, the Charter, the Bylaws, the Bank’s policies, rules and regulations, and applicable Federal or State laws and regulations.  The Executive shall, within the foregoing limits, formulate, approve, supervise, and direct the methods of keeping the records of the Bank, statistical and otherwise, and shall prepare all such reports as are required by law or regulation, including, but not limited to, statements and reports of the Board, and shall, from time to time, and at any time upon request, make reports to the Board concerning the affairs and financial condition of the Bank, and such other matters as the Board may direct.  Additionally, the Executive shall perform those duties specifically set forth in the Bank’s Bylaws, which are incorporated herein by reference.  This shall not be deemed to limit the powers of the Board.

3.3          The Executive shall not be responsible for the supervision or activities of the Bank’s internal audit activity.

3.4          The Executive shall be Chairperson of the Finance Committee.

3.5          The Executive shall supervise and carry out the Bank’s daily investment activities in accordance with the policies, procedures, and goals established by the Board.

3.6          The Executive may be a member of the Board but the Executive shall not be eligible for election as an officer of the Board.  In the event that the Executive is not elected to the Board, the Executive will be allowed to attend Board meetings, except those meetings or parts of meetings which directly affect performance of the Executive’s official duties, compensation, or terns of employment.  In the event that the Executive is elected to the Board, the Executive will be subject to the Board’s procedural rules and customary practices for recusal of members.  The Executive shall not receive the compensation and benefits provided to Board members.  Discontinuance for any reason of the Executive’s status as President of the Bank is hereby agreed to constitute resignation by the Executive from the Board effective immediately.

This resignation is agreed to be automatic without further action on the part of either the Executive or the Board.

3.7          The Executive will participate in such professional and community activities which are beneficial to, and serve the interests of, the Bank.  Executive may serve as a member of the board of directors of business, community and charitable organizations subject to the approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.  Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive his reasonable expenses associated therewith, excluding personal donations.

3.8          The Executive’s duties shall include, but not be limited to, the authority to hire, compensate, and terminate the Bank’s staff within budgetary limitations.

4.             COMPENSATION

4.1          In consideration for the Executive’s services, the Bank shall compensate him as follows.  The Executive shall be paid a base salary of $275,000 per year, effective as of January 1, 2011 (“Base Salary”), with an annual salary increase effective January 1 of each year of the greater of (i) 3% or (ii) a percentage increase equal to the Consumer Price Index.  The Base Salary shall be payable bi-weekly, or in accordance with the Bank’s normal payroll practices.  In addition to the Base Salary, the Executive shall be paid a maximum potential target incentive equal to twenty (20%) percent of the Base Salary in effect as of January 1 of each year, based upon the successful completion of performance objectives established by the Board, in its sole discretion.  Such performance objectives shall be set by the Board no later than 90 days after the beginning of any calendar year.  The actual incentive pay, or any portion of it, shall be awarded solely by the Board by comparing the Executive’s performance to the objectives set by the Board.  Such determination shall be at the discretion of the Board.  Further, such incentive pay as may be awarded, shall be paid in a cash lump sum to the Executive not later than thirty (30) days following the end of the calendar year for which said target incentive pay was established.

4.2          The Board will, prior to each anniversary date of this Agreement, review and consider the Executive’s total compensation and may, in its sole discretion, adjust that compensation as it deems appropriate.  Action to authorize any such adjustment to the Executive’s compensation will be taken by the first day of each calendar year.  Notwithstanding the foregoing, the Board may not modify such compensation in a manner which adversely affects the Executive.

5.             BENEFITS

5.1          The Executive shall be entitled to twenty (20) days of vacation per year excluding those holidays normally given to all employees of the Bank.  Vacation time will be accrued to the same extent as other members of the Bank staff.  If the termination of this Agreement occurs due to the inability of the Executive to perform the duties of office because of illness, disability, retirement, or death, he, or his estate, as the case may be, shall be paid for accrued vacation days at his then current salary rate.  The Executive agrees not to take more than ten (10) consecutive days of vacation each year unless the Chairman of the Board and the Executive agree otherwise.

5.2          The Executive shall be eligible to participate in the Bank’s pension plan in accordance with the provisions of that plan.

5.3          The Executive shall be eligible to receive all other authorized employee benefits that other employees of the Bank receive, and any other benefits that will be available as set forth herein, or as authorized by the policy of the Board, on a non-duplicative basis.  Benefits provided by this Agreement preempt and exclude participation in similar benefits provided to other employees of the Bank unless expressly provided otherwise.

5.4          Once each year during the term of this Agreement, the Executive shall undergo a complete medical examination, the reasonable cost of which shall be borne by the Bank.  Subject to HIPAA privacy rules and other applicable laws governing health information, the Executive shall instruct the physician to provide written results of such medical examination to the Chairman of the Board and of any physical condition that would prevent the Executive from performing his duties under this Agreement.  Subject to HIPAA privacy rules and other laws governing health information, such reports shall be kept confidential and be made available only to the Board.

5.5          Throughout the term of this Agreement, and any renewal hereof, the Executive shall be provided, at the Bank’s expense, with short and long term disability insurance coverage in the event that the Executive should incur a Disability (as defined below), with the amounts of such coverage being as agreed to between the Executive and the Bank from time to time.  Proceeds from such coverage shall continue until the later of:  (a) the Executive’s sixty-fifth (65th) birthday; or (b) the end of the term of the Agreement in effect when the Executive incurred a Disability.  “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.

6.             SUPPLEMENTAL RETIREMENT PLAN BENEFIT

6.1          The Bank agrees that in addition to the Executive’s salary and other compensation, the Executive shall be entitled to a supplemental retirement plan benefit described in the 2011 Supplemental Executive Retirement Plan.

7.             EXPENSE REIMBURSEMENT

7.1          The Bank shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his duties and responsibilities under this Agreement or in accordance with the approved budget and adopted policies of the Bank. The

Bank shall reimburse such expenses no later than 2 ½ months after the end of the calendar year in which the expenses were incurred, provided that the Executive has provided the Bank of an itemized account of the expenses in such form as the Bank may reasonably require.

7.2          The Executive, at the expense of the Bank, shall participate and continue the Executive’s education in programs that are beneficial and advantageous to the current and future operations of the Bank.  The Executive shall be entitled to membership in such organizations and associations, and the Executive shall participate in such organizations for which the Bank will pay dues and fees, which benefit the Bank in an informational, communicative, professional, or educational manner.

7.3          The Executive will travel on behalf of the Bank when necessary, in the sole discretion of the Board.  The Executive’s spouse may accompany him to such functions, but the Bank shall not pay for the spouse’s travel expenses, unless specifically approved by the Board in advance (and that such spousal travel expenses shall be treated as taxable income to the Executive).  Travel by air will be coach class within the continental limits of the United States, and business class internationally.  The Executive will keep the Chairman of the Board informed of his itinerary.  Except as set forth herein, the Executive shall be subject to the Bank’s travel rules and regulations applicable to all employees of the Bank.

7.4          The Bank shall pay the Executive at least $1,250.00 per month to be applied by the Executive toward the purchase or lease of an automobile of his choice, which shall be titled in the Executive’s own name and the Bank shall reimburse the Executive for the maintenance costs of such automobile.  The Executive shall obtain insurance coverage thereon at the Executive’s expense.

7.5          The Bank shall pay for the membership dues and related fees and expenses for the Executive’s membership in an appropriate club or clubs to be selected by the Executive subject to the approval of the Board, to be used by the Executive for the ordinary and necessary business purposes of the Bank.  It is understood that any personal expenses shall be borne by the Executive.

8.             TERMINATION

8.1          The Board of Directors, by a vote of not less than seventy-five (75%) percent of all of its members, excluding the Executive, shall have the right to terminate the Executive’s employment at any time and without notice for Cause.  For purposes of this Agreement only, “Cause” shall mean that the Executive has:  (a) been absent from employment for an unauthorized period of more than one week; or (b) committed a material breach of this Agreement; or (c) been grossly negligent in the performance of his required duties; or (d) willfully failed to perform his obligations under this Agreement; or (e) committed unethical, dishonest, fraudulent, or criminal acts against the Bank; or (f) becomes unbondable.

8.2          Upon termination of the Executive’s employment by the Bank for Cause, the Executive shall be entitled to receive his Base Salary until the date of termination, as well as payment for unused paid time off in accordance with the Bank’s policies and procedures as may be in effect from time to time.  In the event of termination for Cause, all other obligations of the Bank to the Executive under this Agreement shall cease.

8.3          If (i) this Agreement is terminated by the Bank or not renewed by the Bank for any reason other than Cause; or (ii) if the Bank involuntarily terminates the Executive’s employment for any reason other than Cause; or (iii) if the Executive resigns for “good reason” (as defined below), the Executive shall be entitled to receive payment of his Base Salary and continued benefits hereunder for five (5) years following the date of such termination, non-renewal, involuntary termination of employment or voluntary resignation for good reason. Any medical benefits provided under this Section shall only be continued for a period of one year and such coverage shall count towards any period of continuation coverage mandated by any Federal or State law, including COBRA group health plan continuation coverage.

“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(i)            a failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer;

(ii)           a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 3 above;

(iii)          a liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(iv)          a reduction in Executive’s Base Salary or benefits (other than a general reduction that affects all employees);

(v)           a relocation of Executive’s principal place of employment by more than 50 miles from its location as of the date of this Agreement; or

(vi)          a material breach of this Agreement.

Upon the occurrence of any event described above, the Executive shall have the right to elect to terminate his employment under this Agreement for “good reason” by resignation upon not less than 30 days prior written notice given within 90 days after the initial event giving rise to the right to elect, provided, however, that the Bank shall have at least 30 days to remedy the situation.

8.4          The Bank may terminate the Executive’s employment at any time and for any reason, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

9.             ASSIGNMENT AND CHANGE IN CONTROL

9.1          This being an Agreement for the personal services of the Executive, his duties hereunder shall not be delegable and his rights hereunder shall not be assignable, and any attempted assignment or delegation shall be void, except that in the event of the Executive’s death while this Agreement is in effect, any Base Salary due or payable for such services rendered pursuant hereto, together with payment for unused vacation within the maximum limits set forth herein, shall be payable to the Executive’s estate, heirs, or executors.

9.2          In the event of a Change in Control (as defined below), this Agreement shall continue in full force and effect and become an obligation of the Bank’s successor.

Change in Control Defined.  For purposes of this Agreement, a “Change in Control” means a change in the ownership of a substantial portion of the assets of the Bank, as described below.  The definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.  A change in the ownership of a substantial portion of the Bank’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Bank.  For purposes of this Agreement, “gross fair market value” means the value of the assets of the Bank, or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

10.          INDEMNIFICATION

10.1        In the manner and to the extent permitted by law, the Bank shall indemnify, defend, hold, and save the Executive, his heirs, administrators, or executors, and each of them harmless from any and all actions and causes of actions, claims, demands, complaints, suits, proceedings, grievances, arbitrations, liabilities, losses, damages, or expenses, of whatever kind and nature including judgments, interest, reasonable attorney’s fees, and all other reasonable costs, expenses, and charges (collectively, “Claims”) which the Executive, his heirs, administrators, and executors, and each of them shall or may at any time or from time to time subsequent to the date of this Agreement, sustain or incur, or become subject to by reason of any claim or claims against the Executive, his heirs, administrators or executors, and each of them, for any reason resulting from the Executive, his heirs administrators, or executors and each of them carrying out the terms and conditions of this Agreement, except for gross negligence, willful misconduct, fraud or criminal acts or omissions on the part of the Executive, and provided further that the Executive, his heirs, administrators, or executors, or one of them properly notifies the Bank of adverse claims or threatened or actual lawsuits.  The Executive is hereby held harmless in the same manner and to the same extent as set forth above from any Claims arising from or relating to this Agreement brought by an individual Board member acting in his/her own right.  The Executive, to the extent reasonably possible, within legal limits, shall provide complete cooperation to the Bank, its attorneys and agents in such cases.  The Executive hereby holds harmless in the same manner and to the same extent as set forth herein each individual on the Board, including the signatory on this Agreement, from any Claims arising from or relating to this Agreement.

11.                               CONFIDENTIALITY

11.1                        The Executive shall not, during the term of this Agreement, or at any time hereafter, impart to anyone any confidential information which the Executive may acquire in the performance of his duties under this Agreement except as permitted by the Board or under the compulsion of the law.  Upon termination of the Executive’s employment hereunder, the Executive will surrender to the Bank all materials and files relating to the affairs and operations of the Bank which are in the Executive’s possession, except for such personal memoranda created specifically by the Executive which the Executive may keep but the Executive agrees not to divulge any information pertaining to the Bank to any other person.

12.                               NON COMPETITION

12.1                        During the Executive’s employment by the Bank and during a period of one year following the date of termination of his employment with the Bank (excluding termination of employment due to Cause and termination of employment for any reason following a Change in Control), the Executive will not, directly or indirectly whether as partner, consultant, agent, employee, co-venturer, greater than two (2%) percent owner, or otherwise, or through any Person (as hereafter defined):

(a)                                 attempt to recruit any employee of the Bank, assist in such hiring by any other Person, or encourage any such employee to terminate his or her relationship with the Bank, or

(b)                                 encourage any customer of the Bank to conduct with any other Person any business or activity which such customer conducts or could conduct with the Bank, as applicable, or

(c)                                  manage, operate or control or work for, as an employee or otherwise, any financial institution that is engaged in such business in the State of Rhode Island.

For purposes of this Section 12.1, the term “Person” shall mean an individual, a corporate, an association, a partnership, an estate, a trust and any other entity or organization.

13.                               APPLICABLE LAW

13.1                        Any dispute that arises under this Agreement shall be resolved in accordance with the laws of the State of Rhode Island.

13.2                        All provisions of this Agreement that provide for “deferred compensation” as defined under Code Section 409A shall be interpreted in a manner that is intended to comply with Code Section 409A and the guidance published thereunder. Notwithstanding anything else in this Agreement, the Executive’s employment shall not be deemed to have been terminated unless and until the Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the

Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).   If the Executive is a “Specified Employee,” as defined in Code Section 409A to the extent necessary to avoid penalties under Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following the Executive’s Separation from Service.

14.                               ADMINISTRATIVE PROVISIONS

14.1                        Section headings and numbers have been inserted for convenience of reference only and, if there shall be any conflict between such headings or numbers and the text of this Agreement, the text shall control.

14.2                        This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall be considered one and the same instrument.

14.3                        Waiver by either party of any term of condition of this Agreement or any breach shall not constitute a waiver of any other term of condition or breach of this Agreement.

14.4                        The Bank may, at its option and expense, obtain such performance and fidelity bonds covering the Executive, which are appropriate or necessary.

14.5                        This Agreement may not be altered, amended, changed, modified, revised, supplemented, or terminated at any time except by means of the mutual written agreement of the Executive and the Board, specifically referring to this Agreement.

14.6                        This Agreement contains all of the terms agreed upon by the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements, and the communications between the Parties concerning such matter, whether oral or written.

14.7                        Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the State of Rhode Island administrated by the American Arbitration Association in accordance with its rules.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15.                               REGULATORY PROVISIONS

15.1                        Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below, effective as of January 1, 2011.

COASTWAY COMMUNITY BANK

January 6, 2011	By:	/s/ Mark E. Crevier
Date		Mark E. Crevier
Chairman Board of Directors

I hereby accept employment from Coastway Community Bank upon the terms and conditions described in this Agreement and agree to faithfully perform the duties of President and Chief Executive Officer of Coastway Community Bank.

January 6, 2011	/s/ William A. White
Date	William A. White

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Coastway Community Bank (the “Bank”) entered into an Employment Agreement (“Agreement”), dated as of January 1, 2011, with William A. White (“Executive”); and

WHEREAS, the Bank and the Executive wish to amend the Agreement to update the annual renewal provisions and to provide that the short and long term disability coverage to be provided by the Bank to the Executive under the Agreement shall continue in effect until the later of the Executive’s attainment of age 67 (i.e., April 9, 2023) or the end of the term of the Agreement in effect when the Executive becomes disabled; and

WHEREAS, Section 14.5 of the Agreement permits the Agreement to be amended by an instrument in written signed by the Bank and the Executive.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.                                      Section 2.1 is amended in its entirety to read as follows:

2.1                               Subjection to the termination provisions set forth below, this Agreement shall be effective as of January 1, 2013 and shall remain in effect until expiration on December 31, 2018.  In the absence of any written notice from either Party to the other Party at least thirty (30) days prior to December 31 of each year of the notifying Party’s intention to either terminate or not renew the Agreement, the Agreement shall be automatically renewed for an additional one year under the same terms and conditions as contained in the Agreement then in force.  Example:  In the absence of the written notice provided for herein by December 1, 2013, the Agreement will be renewed for an additional one (1) year, will have a remaining term of five (5) years, and will remain in full force and effect until December 31, 2019; if, in the alternative, the written notice provided for herein is given by December 1, 2013, then the Agreement will not be renewed for an additional one (1) year, will have a remaining term of four (4) years, and will remain in full force and effect until the then-current expiration date of December 31, 2018.  Prior to each notice period for non-renewal, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

2.                                      Section 5.5 is amended in its entirety to read as follows:

5.5                               Throughout the term of this Agreement, and any renewal hereof, the Executive shall be provided, at the Bank’s expense, with short and long term disability insurance coverage in the event that the Executive should incur a Disability (as defined below), with the amounts of such coverage being as agreed to between the Executive and the Bank from time to time.  Proceeds from such coverage shall continue until the later of:  (a) the Executive’s attainment of age sixty-seven (67) (i.e., April 9, 2023); or (b) the end of the term of the Agreement in effect when the Executive incurred a Disability.  “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.

IN WITNESS WHEREOF, this Amendment has been executed as of the latest date set forth below.

COASTWAY COMMUNITY BANK

7/25/2013	By:	/s/ Mark E. Crevier, Chairman of the Board of Directors
Date

EXECUTIVE

7/25/2013	/s/ William A. White
Date	William A. White